Exhibit (a)(53)

Genco Shipping & Trading Limited

Today, Genco sent a communication to shareholders urging them to vote FOR ALL of Genco’s highly qualified directors in line with recommendations from all three proxy advisory firms — ISS, Glass Lewis and Egan-Jones.

Our Board consists of highly engaged, experienced leaders who have been successfully executing our Comprehensive Value Strategy, which has delivered large and growing dividends and superior value for shareholders.

Diana Shipping, on the other hand, is pursuing a single, self-serving objective — to take control of Genco on the cheap. Diana’s director nominees have inextricable ties to its agenda, are not fit to serve on the Genco Board and pose serious risks to shareholders’ investment.

Genco’s Annual Meeting is fast approaching, and to protect your investment and future upside, we encourage shareholders to vote the WHITE proxy card TODAY.

Voting instructions and legal information can be found here: https://lnkd.in/edntaEVk

#VoteForGenco #CorporateGovernance #ShareholderValue #Maritime #Shipping

ACTION REQUIRED BY GENCO SHAREHOLDERS Vote the “WHITE” proxy card today Genco’s highly qualified Board continues to act in the best interests of all Genco shareholders and is successfully executing its Comprehensive Value Strategy, which has delivered superior returns and positioned the Company for continued value creation. Diana Shipping Inc. is trying to TAKE OVER GENCO ON THE CHEAP through a proxy fight to replace some of Genco’s Board members and by launching a tender offer at an inadequate $24.80 price, which: • Is BELOW Genco’s underlying net asset value (NAV); and • DOES NOT PROVIDE a control premium. Here’s what you can do to ensure you protect the value of your Genco investment. • Vote “FOR” the reelection of ALL of Genco’s highly qualified nominees • Vote “WITHHOLD” on Diana’s handpicked nominees • Vote IN LINE with the Board’s recommendations on all other proposals • Reject Diana’s inadequate tender offer by not tendering your shares Vote Today www.GencoDrivesSuperiorReturns.com